Exhibit 1.2

FINAL TERMS

20 September 2013

Western Power Distribution (East Midlands) plc

Issue of £40,000,000 1.676 per cent. Index Linked Notes due 24 September 2052 under the £3,000,000,000

Euro Medium Term Note Programme

Part A

Contractual Terms

Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Prospectus dated 10 September 2013, which constitutes a base prospectus (the Prospectus) for the purposes of the Prospectus Directive (Directive 2003/71/EC), as amended (the Prospectus Directive).  This document constitutes the Final Terms of the Notes described herein for the purposes of Article 5.4 of the Prospectus Directive and must be read in conjunction with such Prospectus.  Full information on the Issuer and the offer of the Notes is only available on the basis of the combination of these Final Terms and the Prospectus.  The Prospectus is available for viewing at www.westernpower.co.uk and during normal business hours at Avonbank, Feeder Road, Bristol BS2 0TB and copies may be obtained from Avonbank, Feeder Road, Bristol BS2 0TB.  The Prospectus and (in the case of Notes listed and admitted to trading on the regulated market of the London Stock Exchange) the applicable Final Terms will also be published on the website of the London Stock Exchange: www.londonstockexchange.com/exchange/news/market-news/market-news-home.html.

1.	Issuer:	Western Power Distribution (East Midlands) plc
2.	(i) Series Number:	2013 – 1
	(ii) Tranche Number:	1
	(iii) Date on which the Notes will be consolidated and form a single Series	Not Applicable
3.	Specified Currency or Currencies:	Pound Sterling (£)
4.	Aggregate Nominal Amount:	£40,000,000
	(i) Series:	£40,000,000
	(ii) Tranche:	£40,000,000
5.	(i) Issue Price of Tranche:	100 per cent. of the Aggregate Nominal Amount
	(ii) Net Proceeds: (Required only for listed issues)	£39,800,000
6.	(i) Specified Denominations:	£100,000
	(ii) Calculation Amount: (Applicable to Notes in definitive form)	£100,000
7.	(i) Issue Date:	24 September 2013
	(ii) Interest Commencement Date:	Issue Date
8.	Maturity Date:	24 September 2052
9.	Interest Basis:	Index Linked Interest
(further particulars specified below)
10.	Redemption Basis:	Index Linked Redemption

11.	Change of Interest Basis or Redemption/ Payment Basis:	Not Applicable
12.	Put/Call Options:	Investor Put
(further particulars specified below)
13.	(i) Status of the Notes:	Senior
	(ii) Date approval by Committee of the Board of Directors for issuance of Notes obtained:	20 September 2013
14.	Method of distribution:	Non-syndicated
Provisions Relating to Interest (if any) Payable
15.	Fixed Rate Note Provisions	Applicable (Paragraph 18 (Index Linked Interest Note Provisions) below is also applicable)
	(i) Rate of Interest:	1.676 per cent. per annum payable semi-annually in arrear
	(ii) Interest Payment Date(s):	24 March and 24 September in each year up to and including the Maturity Date
	(iii) Fixed Coupon Amount(s): (Applicable to Notes in definitive form)	£838 per Calculation Amount
	(iv) Broken Amount(s): (Applicable to Notes in definitive form)	Not Applicable
	(v) Day Count Fraction:	Actual/Actual (ICMA)
	(vi) Determination Date(s):	24 March and 24 September in each year
16.	Floating Rate Note Provisions	Not Applicable
17.	Zero Coupon Note Provisions	Not Applicable
18.	Index Linked Interest Note Provisions	Applicable
	(i) Index/Formula:	UK Retail Price Index
	(ii) Rate of Interest:	Fixed, calculated in accordance with paragraph 15 above
	(iii) Minimum Indexation Factor:	Not Applicable
	(iv) Maximum Indexation Factor:	Not Applicable
	(v) Base Index Figure:	249.7
	(vi) Limited Indexation Month(s):	Not Applicable
	(vii) Reference Gilt:	0.250 per cent. Index-Linked Treasury Stock due 2052
	(viii) Index Figure applicable	3 months lag
19.	Ratings Downgrade Rate Adjustment	Not Applicable

Provisions Relating to Redemption
20.	Index Linked Redemption Provisions	Applicable
	(i) Index/Formula:	UK Retail Price Index
	(ii) Minimum Indexation Factor:	Not Applicable
	(iii) Maximum Indexation Factor:	Not Applicable
	(iv) Base Index Figure:	249.7
	(v) Reference Gilt:	0.250 per cent. Index-Linked Treasury Stock due 2052
	(vi) Index Figure applicable	3 months lag
	(vii) Redeemable in part:	Not Applicable
21.	Issuer Call	Not Applicable
22.	Investor Put	Applicable (Condition 6(g) (Redemption at the Option of the Noteholders on a Restructuring Event) applies)
	(i) Optional Redemption Date(s):	On the Put Date (as specified in the relevant Put Event Notice) (where Condition (6(g) (Redemption at the Option of the Noteholders on a Restructuring Event) applies)
	(ii) Notice Period:	As per Condition 6(g)
	(iii) Optional Redemption Amount(s) of each Note:	£100,000 (as adjusted in accordance with Condition 7(a) and paragraph 20 (Index Linked Redemption Provisions) above) per Calculation Amount
23.	Final Redemption Amount of each Note:	£100,000 (as adjusted in accordance with Condition 7(a) and paragraph 20 (Index Linked Redemption Provisions) above) per Calculation Amount
24.	Early Redemption Amount of each Note payable on redemption for taxation reasons or on event of default and/or the method of calculating the same (if required):	£100,000 (as adjusted in accordance with Condition 7(a) and paragraph 20 (Index Linked Redemption Provisions) above) per Calculation Amount
General Provisions Applicable to the Notes
25.	Form of Notes:	Bearer
	(i) if issued in Bearer form:	Temporary Global Note exchangeable for a permanent Global Note which is exchangeable for Definitive Notes in the limited circumstances specified in the permanent Global Note.
	New Global Note/NSS:	Yes (NGN)
26.	Additional Financial Centre(s) or other special provisions relating to Payment Dates:	Not Applicable
27.	Talons for future Coupons to be attached to Definitive Notes (and dates on which such Talons mature):	Yes

Signed on behalf of

Western Power Distribution (East Midlands) plc

By:           /s/ Ian R. Williams

Part B
Other Information

Listing and Admission to Trading
(i) Listing and admission to trading:
Application has been made by the Issuer (or on its behalf) for the Notes to be admitted to trading on the London Stock Exchange's regulated market and listing on the Official List of the UK Listing Authority with effect from 24 September 2013.

	(ii) Estimate of total expenses related to admission to trading:	£1,750
2.	Ratings
	Ratings:	The Notes to be issued have been rated:
Baa1 (Stable) by Moody's Investors Service Limited (Moody's)
BBB (Stable) by Standard & Poor's Credit Market Services Europe Limited (S&P)
Each of Moody's and S&P is established in the European Union and is registered under Regulation (EC) No. 1060/2009 (as amended) (the CRA Regulation)
3.	Interests of Natural and Legal Persons Involved in the Issue
Save for any fees payable to the Manager, so far as the Issuer is aware, no person involved in the issue of the Notes has an interest material to the offer.
4.	Reasons for the Offer, Estimated Net Proceeds and Total Expenses
	(i) Reasons for the offer	The net proceeds of this offer will be used by Western Power Distribution (East Midlands) plc for its general corporate purposes
	(ii) Estimated net proceeds:	£39,800,000
	(iii) Estimated total expenses:	Not Applicable
5.	Performance of Index and Other Information Concerning the Underlying (Indexed Notes only)
	(i) Name of underlying index:	U.K. Retail Price Index (RPI) (all items) published by the Office of National Statistics
	(ii) Information about the Index, its volatility and past and future performance can be obtained from:	Information on RPI can be found at www.statistics.gov.uk
6.	Operational Information
	(i) ISIN Code:	XS0974143439
	(ii) Common Code:	097414343
	(iii) Any clearing system(s) other than Euroclear Bank SA/NV and Clearstream Banking, société anonyme and the relevant identification number(s):	Not Applicable
	(iv) Delivery:	Delivery against payment
	(v) Names and addresses of additional Paying Agent(s) (if any):	Not Applicable
(vi) Intended to be held in a manner which would allow Eurosystem eligibility:
Yes

Note that the designation "yes" simply means that the Notes are intended upon issue to be deposited with one of the ICSDs as common safekeeper and does not necessarily mean that the Notes will be recognised as eligible collateral for Eurosystem monetary policy and intra-day credit operations by the Eurosystem either upon issue or at any or all times during their life.  Such recognition will depend upon satisfaction of the Eurosystem eligibility criteria.

7.	Distribution
	(i) If syndicated, names of Managers	Not Applicable
	(ii) Date of Subscription Agreement	Not Applicable
	(iii) Stabilising Manager(s) (if any)	Not Applicable
	(iv) If non-syndicated, name of relevant Dealer:	HSBC Bank plc
	(v) U.S. Selling Restrictions	Reg. S Compliance Category 2; TEFRA D